Exhibit 10.2

Streamline Facility Agreement

June 10, 2005

Therma-Wave, Inc.
1250 Reliance Way
Fremont, CA 94539

Ladies and Gentlemen:

     Reference is made to the Loan and Security Agreement between you (“Borrower”) and us (“Silicon”) dated as of even date herewith (as amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”). This Streamline Facility Agreement (this “Agreement”), the Loan Agreement and all other written documents and agreements between us are referred to herein collectively as the “Loan Documents”. Capitalized terms used, but not defined, in this Agreement shall have the meanings set forth in the Loan Agreement.

     This will confirm the agreement of Silicon and Borrower that the following provisions shall apply, effective from and after the date hereof, so long as: (i) no Default or Event of Default has occurred and is continuing; (ii) Borrower is not in breach of its obligations under this Agreement; and (iii)(1) Borrower’s Quick Ratio is greater than 1.25:1.00 or (2) outstanding Letters of Credit do not exceed $3,500,000 in the aggregate (such application of the following provisions is referred to as the “Streamline Option”):

     1. Monthly Borrowing Base. Within 30 days after the end of each month, Borrower shall deliver to Silicon a Borrowing Base Certificate signed by the Chief Executive Officer, President, Chief Financial Officer or Controller of Borrower on Silicon’s standard form, together with aged listings of accounts receivable and accounts payable, and transaction reports including sales, credit memoranda and collection journals and all other monthly reporting requirements set forth in the Loan Agreement.

     2. Daily Delivery of Proceeds of Accounts Not Required. Borrower shall not be required to deliver the proceeds of Accounts to Silicon upon receipt as provided in Section 4.4 of the Loan Agreement; provided that if any Event of Default has occurred and is continuing, without limiting its other rights and remedies, Silicon shall have the right to require that all proceeds of all Accounts be delivered to Silicon upon receipt and in the form received.

     3. Changes to Reporting Requirements. Weekly delivery to Silicon of transaction reports, schedules and assignments of Accounts, and schedules of collections, as called for by Section 4.3 of the Loan Agreement, will not be required, but rather shall be provided as set forth in Paragraph 1 above.

     4. Standard Terms and Conditions Apply. Upon the earliest to occur of (a) the request by Borrower for a Loan after the date hereof, (b) the occurrence of a Default or Event of Default under the Loan Documents, or (c) a breach of Borrower’s obligations under this

Agreement, all of the respective terms and conditions of the Loan Agreement that have been modified by this Agreement will immediately revert to the respective standard terms and conditions as provided for in the Loan Agreement (without giving effect to this Agreement), which standard terms will immediately go back into effect without any further action on the part of Silicon or Borrower.

     This Agreement, the Loan Agreement, and the other Loan Documents set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, oral representations, oral agreements and oral understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the respective terms and provisions of the Loan Agreement, and all other Loan Documents shall continue in full force and effect and the same are hereby ratified and confirmed.

     If the foregoing correctly sets forth our agreement, please sign the enclosed copy of this Agreement and return it to us.

Sincerely yours,

Silicon Valley Bank

	By:	/s/ Tim Walsh

	Title:	Senior V.P.

Accepted and agreed:

Borrower:

Therma-Wave, Inc.

By:	/s/ Joseph Passarello

Title:	Vice President of Finance

2